                                    AGREEMENT
                                       OF
                                PURCHASE AND SALE
                      AMONG IMAGE GUIDED TECHNOLOGIES, INC.
                                       AND
                    STOCKHOLDERS OF BRIMFIELD PRECISION, INC.

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----
ARTICLE I - CERTAIN DEFINITIONS                                         1

ARTICLE II - PURCHASE AND SALE OF SHARES                                3
     2.1  Purchase and Sale                                             3
     2.2  Earnest Money                                                 3
     2.3  Payment of Purchase Price                                     4
     2.4  Certain Other Agreements                                      4
     2.5  Closing                                                       4

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS            5
     3.1  Title to Shares                                               5
     3.2  Authority, Execution and Delivery                             5
     3.3  Due Organization and Standing                                 5
     3.4  Capitalization                                                5
     3.5  Conflicting Agreements and Company Consents                   6
     3.6  Financial Statements                                          6
     3.7  Corporate Books and Records                                   6
     3.8  Assets                                                        6
     3.9  Tangible Personal Property                                    6
     3.10 Real Property                                                 7
     3.11 Receivables and Inventory                                     7
     3.12 FDA Regulations                                               7
     3.13 Employee Plans                                                8
     3.14 Labor Matters                                                 8
     3.15 No Changes                                                    9
     3.16 Taxes                                                        10
     3.17 Intellectual Property                                        10
     3.18 Agreements, Contracts and Commitments                        11
     3.19 Litigation                                                   12
     3.20 Environmental Matters                                        12
     3.21 Insurance                                                    12
     3.22 Compliance with Laws                                         12
     3.23 Transactions With Affiliates                                 12
     3.24 FIRPTA                                                       13
     3.25 Brokers                                                      13

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER                   13
     4.1  Due Organization and Standing                                13
     4.2  Execution and Delivery                                       13
     4.3  Consents, Waivers and Approvals                              13
     4.4  Investment Purpose                                           13
     4.5  Capitalization                                               13
     4.6  SEC Documents                                                14
     4.7  Buyer Common                                                 14
     4.8  Brokers                                                      14

ARTICLE V - INTERIM PERIOD CONDUCT                                     14
     5.1  Affirmative Acts                                             14
     5.2  Prohibitions                                                 15
     5.3  List of Depositories and Bank Balances                       15
     5.4  Investigation by Buyer                                       16

ARTICLE VI - COVENANTS                                                 16
     6.1  Director                                                     16

ARTICLE VII - COVENANTS OF BUYER AND STOCKHOLDERS                      16
     7.1  Third Party Consents                                         16
     7.2  Further Assurances                                           16

ARTICLE VIII - CONDITIONS TO OBLIGATIONS OF BUYER                      16
     8.1  General                                                      16
     8.2  Performance                                                  16
     8.3  Representations and Warranties True as of Closing Date       16
     8.4  Adverse Proceedings, Consents and Agreements                 17
     8.5  Opinion of Stockholders' Counsel                             17
     8.6  Environmental Inspection                                     17
     8.7  Title Insurance                                              17
     8.8  No Material Adverse Changes                                  18
     8.9  Delivery of Stock                                            18
     8.10 Resignations                                                 18
     8.11 Audited Financial Statements                                 18
     8.12 Listing                                                      18
     8.13 Legal Matters                                                18

ARTICLE IX - CONDITIONS TO OBLIGATIONS OF STOCKHOLDERS                 18
     9.1  General                                                      18
     9.2  Performance                                                  18
     9.3  Representations and Warranties True as of Closing Date       18
     9.4  Opinion of Buyer's Counsel                                   18
     9.5  Payment of Purchase Price                                    19
     9.6  Listing                                                      19
     9.7  Director                                                     19
     9.8  Legal Matters                                                19

ARTICLE X - MODIFICATION, WAIVERS AND TERMINATION                      19
     10.1 Modification                                                 19
     10.2 Waivers                                                      19
     10.3 Termination                                                  19
     10.4 Effect of Termination                                        20
     10.5 Specific Performance                                         20

ARTICLE XI - INDEMNIFICATION                                           21
     11.1 Survival of Representations and Warranties                   21
     11.2 Obligation of the Stockholders to Indemnify                  21
     11.3 Obligations of the Buyer to Indemnify                        22
     11.4 Administration of Indemnification                            22

ARTICLE XII - MISCELLANEOUS                                            23
     12.1  Notices                                                     23
     12.2  Gender and Number                                           23
     12.3  Expenses                                                    23
     12.4  Announcements                                               23
     12.5  Successors and Assigns                                      24
     12.6  Waiver                                                      24
     12.7  Attorneys' Fees                                             24
     12.8  Counterparts                                                24
     12.9  Entire Agreement                                            24
     12.10 Governing Law                                               24

                                INDEX OF EXHIBITS


Exhibit       Description
-------       ------------

  A           Escrow Agreement
  B           Investment Letter
  C           Non-Competition and Confidentiality Agreement
  D           Employment Agreement
  E           Stockholders' Counsel's Opinion
  F           Buyer's Counsel's Opinion

                           STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT ("Agreement"), dated this 25th day of November, 1997, among IMAGE GUIDED TECHNOLOGIES, INC., a Colorado corporation ("Buyer"), and the undersigned stockholders ("Stockholders") of BRIMFIELD PRECISION, INC., a Massachusetts corporation ("Company").

                                  WITNESSETH

     WHEREAS, the Stockholders own of record and beneficially all of the issued and outstanding shares of the common stock, no par value, of the Company ("Company Common Stock"); and

     WHEREAS, Buyer desires to purchase from the Stockholders, and the Stockholders desire to sell to Buyer, all the issued and outstanding shares of the Company's Common Stock;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, Buyer and Stockholders agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     I.1 "Acquisition Proposal" is any proposal, other than the transactions contemplated herein, for (i) any merger or other business combination involving the Company, (ii) the acquisition of the Company or a material equity interest therein, (iii) the acquisition of a material portion of the assets of the Company, or (iv) the acquisition by the Company of a material equity interest in, or a material portion of the assets of, another entity.

     I.2 "Affiliate" with respect to any Person means a Person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.

     I.3  "Buyer Common Stock" shall have the meaning set forth in Section
2.3(b).

     I.4  "Closing" shall have the meaning set forth in Section 2.5.

     I.5  "Closing Date" shall have the meaning set forth in Section 2.5.

     I.6  "Code" means the Internal Revenue Code of 1986, as amended.

     I.7  "Commission" shall have the meaning set forth in Section 4.6.

     I.8 "Company Common Stock" shall have the meaning set forth in the first paragraph of the Recitals.

     I.9  "Company Financial Statements" shall have the meaning set forth in
Section 3.6.

     I.10 "Disclosure Letter" shall have the meaning set forth in the introductory paragraph to Article III.

     I.11 "Documents" shall mean this Agreement and all Exhibits hereto, the Disclosure Letter and each other agreement, certificate, document or instrument delivered pursuant to or in connection with this Agreement.

     I.12 "Earnest Money" shall have the meaning set forth in Section 2.2.

     I.13 "Employee Plans" shall have the meaning set forth in Section 3.13.

     I.14 "Encumbrances" means any and all mortgages, leases, security interests, claims, liens, charges, preferential rights and encumbrances.

     I.15 "Environmental Claim" means any notice (written or oral) by any Person alleging potential liability arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by Seller or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     I.16 "Environmental Indemnity Claim" shall have the meaning set forth in
Section 11.1(b)(iii).

     I.17 "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environment Concern.

     I.18 "ERISA" shall have the meaning set forth in Section 3.13.

     I.19 "Escrow Agent" means Bowditch & Dewey, LLP.

     I.20 "Escrow Agreement" means the Escrow Agreement in the form attached as Exhibit A which the Stockholders, Buyer and the Escrow Agent have entered into concurrently with execution of this Agreement relating to the deposit, holding and disbursement of the Earnest Money.

     I.21 "FDA" means the United States Food and Drug Administration.

     I.22 "GAAP" shall have the meaning set forth in Section 3.6(a).

     I.23 "General Claim" shall have the meaning set forth in Section
11.1(b)(i).

     I.24 "Governmental Entity" means any court, administrative agency or commission, or other federal, state or local governmental authority or instrumentality.

     I.25 "Intellectual Property Rights" shall have the meaning set forth in
Section 3.17.

     I.26 "IRS" means the Internal Revenue Service.

     I.27 "Losses" shall have the meaning set forth in Section 11.2.

     I.28 "Manufacturing Facilities" shall have the meaning set forth in
Section 3.10.

     I.29 "Material" and "materially" shall be interpreted in terms of the aggregate, potential effect on the matter or issue with respect to which such words are used (to the extent the effect of such words can be measured in monetary terms, it shall mean having a financial value in excess of One Hundred Thousand Dollars ($100,000)).

     I.30 "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

     I.31 "New Manufacturing Facility" shall have the meaning set forth in
Section 3.10.

     I.32 "Old Manufacturing Facility" shall have the meaning set forth in
Section 2.4(d).

     I.33 "Permitted Lien" shall mean any lien securing indebtedness to the Bank of Boston and any statutory lien which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of the Company's business; or any imperfections of title, easements or Encumbrances that, individually and in the aggregate, are not material in character or amount and do not and could not reasonably be expected to materially impair the value or materially interfere with the use of any asset or property of the Company material to the operation, financial condition or results of operation of its business as it has been and is now conducted.

     I.34 "Person" means any individual, corporation or other entity.

     I.35 "Purchase Price" shall have the meaning set forth in Section 2.3.

     I.36 "Returns" shall have the meaning set forth in Section 3.16.

     I.37 "SEC Documents" has the meaning set forth in Section 4.6.

     I.38 "Securities Act" has the meaning set forth in Section 4.4.

     I.39 "Shares" shall have the meaning set forth in Section 3.4.

     I.40 "Stock Claim" shall have the meaning set forth in Section
11.1(b)(iv).

     I.41 "Tax Claim" shall have the meaning set forth in Section 11.1(b)(ii).

     I.42 "Taxes" (or "Tax" where the context requires) means all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment and payroll related, and property taxes, import duties, insolvency assessments from guaranty associations, and other governmental or other charges and assessments), whether attributable to statutory or non-statutory rules and whether or not measured in whole or in part by net income, and including interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

                                 ARTICLE II

                        PURCHASE AND SALE OF SHARES

     II.1 PURCHASE AND SALE. At Closing and upon the terms and conditions hereinafter set forth, Stockholders agree to sell to Buyer, and Buyer agrees to purchase from Stockholders, all of the shares of the Company Common Stock owned by each of the Stockholders. The number of shares of the Company Common Stock owned by each Stockholder is set forth in Section 3.1 of the Disclosure Letter.

     II.2 EARNEST MONEY.

          (a) Concurrently with the execution of this Agreement, Buyer has deposited with the Escrow Agent under the Escrow Agreement in immediately available funds the sum of Five Hundred Thousand Dollars ($500,000), which amount is referred to herein as the "Earnest Money." The Escrow Agent shall hold the Earnest Money, under the terms of the Escrow Agreement, in trust for the benefit of the parties hereto.

          (b) If Closing does not occur, the Earnest Money shall be delivered to Stockholders or returned to Buyer in accordance with the terms of the Escrow Agreement, and if Closing does occur, the Earnest Money shall be applied to payment of the Purchase Price at Closing as provided in Section 2.3.

     II.3 PAYMENT OF PURCHASE PRICE. The total purchase price (the "Purchase Price") for the Company Common Stock being acquired hereby shall be Nine Million Five Hundred Thousand Dollars ($9,500,000) payable as follows:

          (a) At the Closing, Eight Million Dollars ($8,000,000) in immediately available funds to the accounts of the Stockholders to be designated in writing not later than three (3) business days prior to the Closing. Such funds shall come from the following sources: (i) Five Hundred Thousand Dollars ($500,000) shall be the Earnest Money and shall be disbursed by the Escrow Agent; and (ii) Seven Million Five Hundred Thousand Dollars ($7,500,000) shall be from Buyer.

          (b) One Million Five Hundred Thousand Dollars ($1,500,000) in common stock, no par value, of Buyer ("Buyer Common Stock") divided among the Stockholders in accordance with the percentages set forth in Section 3.1 of the Disclosure Letter. The number of shares of Buyer Common Stock to be delivered pursuant to this Section 2.3(b) shall be calculated by dividing One Million Five Hundred Thousand Dollars ($1,500,000) by the Closing Market Price per share of Buyer Common Stock. The term "Closing Market Price per share of Buyer Common Stock" means the average "last" price of Buyer Common Stock, as reported in the Wall Street Journal for the ten trading days immediately preceding the Closing Date.

     II.4 CERTAIN OTHER AGREEMENTS.

          (a) Concurrently with the execution and delivery of this Agreement, each Stockholder shall execute and deliver to Buyer an Investment Letter in the form of Exhibit B attached hereto.

          (b) At Closing, Matthew Lyons shall execute and deliver to Buyer a noncompetition and confidentiality agreement in the form of Exhibit C attached hereto.

          (c) At Closing, William G. Lyons will enter into a one-year employment agreement with the Company in the form of Exhibit D attached hereto.

          (d) At Closing, the Stockholders will cause the William G. Lyons Trust to transfer and convey, without additional charge or payment therefor, the real property where the Company's manufacturing facility at 68 Mill Lane Road, Brimfield, Massachusetts is located ("Old Manufacturing Facility") to the Company. Such conveyance shall transfer fee simple title to the Company, free and clear of all liens, security interests, mortgages and encumbrances, except existing water rights to contiguous real estate.

     II.5 CLOSING. Subject to the satisfaction or waiver of the terms and conditions hereof, the closing ("Closing") of the transactions contemplated by this Agreement shall take place at the offices of Image Guided Technologies, Inc., 5710-B Flatiron Parkway, Boulder, CO 80301 at 1:00 p.m., local time, on December 12, 1997 (or such other time and place as is mutually acceptable to the parties; the "Closing Date").

                                 ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

     The Stockholders, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct, except to the extent set forth in the disclosure letter delivered by the Stockholders to the Buyer on or before the date of this Agreement (the "Disclosure Letter"). The Disclosure Letter shall be arranged in sections corresponding to the numbered sections contained in this Article III and the disclosure in any section shall qualify only the corresponding section in this Article III.

     III.1 TITLE TO SHARES. Each Stockholder is the lawful owner, of record and beneficially, of the number of shares of Company Common Stock set forth in Section 3.1 of the Disclosure Letter. Each Stockholder has the full power and authority to sell and deliver his shares of the Company Common Stock to the Buyer hereunder, and will irrevocably transfer to Buyer at Closing, full, valid, legal and marketable title to his shares of the Company Common Stock, free and clear of all Encumbrances. There are no restrictions on the voting or transfer rights of the Company Common Stock.

     III.2     AUTHORITY, EXECUTION AND DELIVERY.   This Agreement has been,
and the Documents at Closing will be, duly executed and delivered by the Stockholders and constitute or will constitute the valid and binding obligations of the Stockholders, enforceable against the Stockholders in accordance with their terms. Neither the execution nor delivery of this Agreement or the Documents nor the closing of the transactions contemplated hereby will violate or result in a default under or conflict with the terms or provisions of any material contract or commitment by which the Stockholders may be bound or affected or violate any law or order, rule, regulation, right or injunction or decree of any Governmental Entity having jurisdiction over the Stockholders. No consent or approval of, or filing with, any Governmental Entity or any Person under any contract or commitment by which the Stockholders may be bound or affected is required in connection with the execution and delivery by the Stockholders of this Agreement or the Documents or the closing by the Stockholders of the transactions provided for herein.

     III.3 DUE ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the failure to so qualify would have a material adverse effect on the assets of the Company or the business conducted by the Company. The Company has the corporate power and authority to own its assets, to conduct its business as it is now being conducted, and to enter into and perform its obligations under this Agreement. The Company has no subsidiaries or direct or indirect interests in any firm, corporation, association or business.

     III.4 CAPITALIZATION. The authorized capital stock of the Company consists of 200,000 shares of common stock, no par value. There are presently issued and outstanding 43 shares (the "Shares") of the Company Common Stock, all of which are duly authorized, validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive, first refusal or other rights of any Person. There are no outstanding subscriptions, preemptive rights, warrants, options or other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock of the Company. Section 3.1 in the Disclosure Letter is a true and complete list of the record, and beneficial, owners of all the Company capital stock.

     III.5 CONFLICTING AGREEMENTS AND COMPANY CONSENTS. Neither the execution and delivery of this Agreement or the Documents nor the closing of the transactions contemplated hereby (i) will violate or result in a default under the terms or provisions of the Company's Articles of Incorporation or By-Laws, or, except as set forth in Section 3.5 of the Disclosure Letter, under any material contract or commitment by which the Company may be bound or affected, (ii) violate any material license, permit or authorization held by the Company, (iii) violate any law or order, rule, regulation, writ, injunction, or decree of any Governmental Entity having jurisdiction over the Company, or (iv) result in the creation or imposition of any Encumbrances on any asset of the Company. Except as set forth in Section 3.5 of the Disclosure Letter, no consent or approval of, or filing with, any Governmental Entity or any Person under any contract or commitment by which the Company may be bound or affected is required in connection with the execution and delivery of this Agreement or the Documents by the Stockholders or the closing by the Stockholders of the transactions provided for herein.

     III.6     FINANCIAL STATEMENTS.

          (a) True and correct copies of the Company's unaudited financial statements for the years ended October 31, 1997, 1996 and 1995 have previously been delivered to Buyer. These financial statements ("Company Financial Statements") are true and complete, are in accordance with and accurately reflect the books and records of the Company, have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently maintained and applied and present fairly the financial position of the Company at the respective dates indicated and the results of operations of the Company for the respective periods indicated.

          (b) Except for liabilities and obligations incurred in the ordinary course of business since October 31, 1997 and except for the Company's guaranty of the obligations of Blackstone Medical Corp. for lease of the premises containing the New Manufacturing Facility, the Company has no material liabilities or obligations of any nature, fixed or contingent, matured or unmatured, which are not shown or provided for on the balance sheet included in the Company Financial Statements as of October 31, 1997 (the "October Balance Sheet").

     III.7 CORPORATE BOOKS AND RECORDS. The Minute Books of the Company heretofore furnished Buyer for inspection contained complete and accurate records of all the Company's meetings and actions of its stockholders, board of directors and committees of the board. The stock books and ledgers of the Company heretofore furnished Buyer for inspection contained complete and accurate records of all issuances and transfers of its capital stock. True and correct copies of the Articles of Incorporation and By-Laws of the Company, in each case as amended to the date hereof, have been delivered to Buyer.

     III.8 ASSETS. Except as set forth in Section 3.8 of the Disclosure Letter, the Company has good and marketable title, legal and equitable, to all the assets (the "Assets") shown or reflected on the October Balance Sheet (other than those disposed of in the ordinary course of business since such date), free and clear of all Encumbrances except Permitted Liens. Except as set forth in Section 3.8 of the Disclosure Letter, the Assets include all of the assets, properties and rights of every type and description that are necessary for or used to a material extent in the operation of the Company's business as now conducted. The operation and use of the Assets conforms in all material respects to all applicable laws, rules, regulations, permits and authorities.

     III.9 TANGIBLE PERSONAL PROPERTY. The material tangible personal property owned or leased by the Company is in good operating condition and repair, ordinary wear and tear excepted, except as set forth in Section 3.9 of the Disclosure Letter.

     III.10    REAL PROPERTY.

          (a) The Company has two manufacturing facilities ("Manufacturing Facilities"), the Old Manufacturing Facility and a recently leased facility at 90 Brookdale Drive, Springfield, MA (the New Manufacturing Facility"). The Stockholders have heretofore delivered to Buyer true and complete copies of the leases which evidence the Company's interest in the Manufacturing Facilities. Such leases are in full force and effect and neither the Company nor any other party thereto is in default thereunder. The Company does not have any other interests in real property whether owned in fee, leased or otherwise. The Old Manufacturing Facility currently leased by the Company will be transferred to the Company prior to Closing.

          (b) The Company holds all easements and rights-of-way necessary for present access to and present operation of the Manufacturing Facilities. The Manufacturing Facilities conform in all material respects with all applicable laws, including, without limitation, building and zoning laws (however, no representation is made with respect to the Americans With Disability Act) and no notice or actual knowledge of any violation of zoning, building or other laws, statutes and ordinances and regulations relating to the Manufacturing Facilities has been received or is known as to either of the Manufacturing Facilities. There is no proposed, pending or threatened condemnation proceeding or similar action affecting any of the Manufacturing Facilities. The buildings and improvements located on the Manufacturing Facilities are in good condition and repair, ordinary wear and tear excepted, and do not encroach on any real property not included in the Manufacturing Facilities.

     III.11    RECEIVABLES AND INVENTORY.

          (a) Except as set forth in Section 3.11 of the Disclosure Letter, the accounts receivable of the Company as shown on the October Balance Sheet and all accounts receivable of the Company created after October 31, 1997, arose from valid sales in the ordinary course of business. These accounts have been collected in full since such date, or are collectible in full in accordance with their terms in the ordinary course of the business of the Company less (i) any reserve for doubtful accounts shown on the October Balance Sheet, and (ii) a reasonable reserve consistent with past practices for accounts receivable created after October 31, 1997.

          (b) Except as set forth in Section 3.11 of the Disclosure Letter, the inventory, raw materials, work in process and finished goods shown on the October Balance Sheet are usable and saleable in the ordinary course of the Company's business without markdown or discount. The finished goods: (i) conform to the customer's current specifications; and (ii) were manufactured in accordance with FDA Good Manufacturing Practices. The accrual for warranty obligations on the Company's books and records is sufficient to discharge all warranty obligations, based on the Company's historic warranty claims (which is believed to be an accurate way to measure such obligations).

     III.12 FDA REGULATIONS. The Company is in compliance in all material respects with all laws, rules and regulations of the FDA applicable to its business, including the FDA's Good Manufacturing Practice requirements. The Company has not received any notice from the FDA of, and there has not been asserted before the FDA, any claim, action or proceeding to which the Company is a party or involving the Company and there is neither pending nor, to the knowledge of the Company threatened, any investigation or administrative proceeding concerning the Company arising out of or based upon any governmental law, rule or regulation of the FDA, including the FDA's Good Manufacturing Practice requirements. To the Company's knowledge, there are no valid grounds for recall of any products heretofore sold by the Company, except as set forth in Section 3.12 of the Disclosure Letter.

     III.13    EMPLOYEE PLANS.

          (a) Set forth in Section 3.13 of the Disclosure Letter is a true and complete list of all the Company's employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all the Company's bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, insurance (including any self-insured or post-retirement arrangements), disability, vacation, profit-sharing and other similar employee benefit plans, arrangements, policies or agreements, and all the Company's unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company (collectively, the "Employee Plans").

          (b) With respect to each Employee Plan, the Company has made available to Buyer, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Employee Plan, and (iii) the most recent actuarial report or calculation relating to any Employee Plan subject to Title IV of ERISA.

          (c) With respect to the Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability that is reasonable likely to have a material adverse effect on the Company, under ERISA, the Code or any other applicable law.

          (d)  Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Buyer copies of the most recent IRS determination letters with respect to each such plan.

          (e) Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No "prohibited transaction" (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Plan. No tax under Section 4980B of the Code has been incurred in respect to any Employee Plan that is a group health plan, as defined in Section 5000(b) (1) of the Code. With respect to the employees and former employees of the Company, there are no employee post-retirement medical or health plans in effect, except as required by
Section 4980B of the Code.

          (f) With respect to the Employee Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the Company Financial Statements.

     III.14    LABOR MATTERS.

          (a) Schedule 3.14 of the Disclosure Letter contains a complete and accurate list as of the date indicated thereon of the names of all persons who are employed by the Company, job titles, the current annual salary or hourly rate, original date of hire, bonus arrangements, severance benefits, and fringe benefits other than those furnished to the Company's employees generally. The Company has delivered to Buyer all employee handbooks, policy memoranda and procedure manuals or similar documents applicable to its employees. The Company is not a party to any collective bargaining agreement, and there is no collective bargaining agreement applicable to any employees of the Company.

          (b)  Except as disclosed in Section 3.14 of the Disclosure Letter:

               (i) None of the employees of the Company has given notice to the Company of an intention to cancel or otherwise terminate the employment relationship with the Company or an intention not to be employed following the Closing;

               (ii) There is no labor strike, dispute, slow-down or stoppage pending or threatened against the Company;

               (iii) There are neither pending nor threatened, suits, actions, administrative proceedings, union organizing activities, arbitrations, grievances or other proceedings between the Company and any employees of the Company; and there are no existing labor or employment or other disturbances involving employees of the Company which have had or could reasonably be expected to have a material adverse effect on the financial condition or operation of the Company;

               (iv) The Company is in compliance in all material respects with all laws, rules and regulations relating to the employment of labor and all contractual obligations, including those related to wages, hours, collective bargaining, affirmative action, discrimination, sexual harassment, wrongful discharge, and occupational safety and health employment practices. The Company has not received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which the Company is a party or involving the Company and there is neither pending nor threatened investigations or administrative proceedings concerning the Company arising out of or based upon any such law, regulations or practices; and

               (v) Buyer's consummation of the transactions contemplated by this Agreement in accordance with the terms hereof shall not, as a result of or in connection with the transactions contemplated hereby, impose upon Buyer the obligation or potential obligation to pay any severance or termination pay under any agreement, plan or arrangement binding upon the Company.

     III.15 NO CHANGES. Except as set forth in Section 3.15 of the Disclosure Letter, the Company since July 31, 1997, has not:

          (a) Suffered any material adverse change in its condition (financial or otherwise), assets, business or prospects;

          (b) Incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting its business or assets;

          (c) Sold, transferred, or removed from the Company properties any machinery, equipment, inventory or other property, except in the ordinary course of business;

          (d) Granted any severance or termination pay to any director, officer or employee of the Company or amended any Employee Plan;

          (e) Received notice of loss of any significant customer or customers, made any material changes in the credit terms offered to any significant customers, or materially changed the pricing on any of its products;

          (f) Committed to any capital expenditures in excess of Twenty Five Thousand Dollars ($25,000) except with respect to manufacturing software having a purchase price of approximately One Hundred Thousand Dollars ($100,000);

          (g) Declared, set aside, or paid any dividend or other distribution in respect to the shares of the Company, directly or indirectly redeemed, purchased or acquired or sold any of its shares of capital stock;

          (h) Increased the salary or other compensation payable or to become payable by the Company to any of its officers, directors or employees, or declared, paid or committed to the payment of a bonus or other additional salary or compensation to any such person, other than increases, declarations or commitments in the ordinary course of business to employees who are not officers or directors;

          (i) Materially amended or terminated any material contract, agreement or commitment to which it is a party; or

          (j) Conducted its business or entered into any material transaction other than in the ordinary course of business.

     III.16 TAXES. The Company has timely filed all required federal, state and local returns, estimates, information statements and reports ("Returns") with respect to Taxes relating to or attributable to the Company and its operations and such Returns are true and correct and have been properly completed. The Company has timely paid all Taxes required to be paid with respect to such Returns and has withheld all Taxes required to be withheld. The accruals for the Company's Taxes on the books and records of the Company are sufficient to discharge all Taxes. No issues have been raised (and are currently pending) by any federal, state or local taxing authority in connection with any of the Returns and the Company has not executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any the Tax relating to the Company. No audit or other examination of any Return of the Company is presently in progress nor has any notification of any intention to examine such returns been given. The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement and has never been a member of a group of corporations filing a consolidated return and no related party transactions have occurred which could create liability for Taxes due to actions which such related party might take. The Company's S corporation election was properly made (a copy of which has been provided to Buyer) and has been effective since made and no actions have been taken to terminate that election. The transactions set forth in this Agreement are not subject to the tax withholding provisions of Section 3406 of the Code or any other provisions of law. The Company has provided to Buyer copies of all federal and state S Corporation and all state sales and use Returns for the fiscal years ending October 31, 1994, 1995 and 1996. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Code.

     III.17 INTELLECTUAL PROPERTY. The Company owns, is licensed to use, or has the legal right to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or currently proposed to be used in its business as currently conducted or as currently proposed to be conducted (the "Intellectual Property Rights"). Schedule 3.17 of the Disclosure Letter contains a true and complete list of all Intellectual Property Rights and the status of the ownership thereof. There is, to the Company's knowledge, no unauthorized use, disclosure or infringement of any of the Intellectual Property Rights. No claims with respect to the Intellectual Property Rights have been asserted or are threatened by any Person, nor is there any valid grounds for any bona fide claim that the Company infringes on any copyright, patent, trade mark, service mark or trade secret of a third party, against the use by the Company of the Intellectual Property Rights or challenging the ownership of the Intellectual Property Rights. Each employee of, and consultant to, the Company has signed a non-disclosure agreement, or consultant agreement, respectively, on the Company's standard forms which have previously been delivered to the Company.

     III.18    AGREEMENTS, CONTRACTS AND COMMITMENTS.  Except as set forth in
Section 3.18 of the Disclosure Letter, the Company does not have, is not a party to, nor is it bound by:

          (a) Any agreements that contain any unpaid severance liabilities or obligations;

          (b) Any agreement, contract or commitment with a vendor, or service maintenance contract involving, a future obligation in excess of Ten Thousand Dollars ($10,000);

          (c) Any agreement, contract or commitment with any customer of the Company or involving the Company's Intellectual Property Rights;

          (d) Any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, not terminable by the Company on thirty days notice without liability;

          (e) Any lease of personal property having a value in excess of Ten Thousand Dollars ($10,000);

          (f)  Any agreement of indemnification or guaranty;

          (g) Any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any Person;

          (h) Any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of Ten Thousand Dollars ($10,000);

          (i) Any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (j) Any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (k)  Any distribution, joint marketing or development agreement;

          (l) Any other agreement, contract or commitment which involves Ten Thousand Dollars ($10,000) or more and is not cancelable without penalty within thirty (30) days; or

          (m) Any agreement, contract or commitment which is otherwise material to the Company or its business.

     The Company has not breached, or received any notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is bound (including those set forth in the Disclosure Letter) in such manner as would permit any other party to cancel or terminate the same or seek material damages from the Company. Each material agreement, contract or commitment required to be set forth in the Disclosure Letter is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto. There is no contract, agreement or commitment to which the Company is a party or is bound that is currently known or expected by the Company to result in any material loss to the Company upon completion or performance thereof. The Company has heretofore delivered to Buyer true and correct copies of all agreements, contracts and commitments listed in Section
3.18 of the Disclosure Letter.

     III.19 LITIGATION. Section 3.19 of the Disclosure Letter lists all suits, actions and legal, administrative, arbitration or other proceedings and governmental investigations pending against the Company or its Assets and all other claims as to which the Company has received any notice of assertion, or as to which the Company has a reasonable basis to expect such notice of assertion. There is no judgment, decree or order enjoining the Company in respect of, or the effect of which is to prohibit, any business practice or the acquisition or disposition of any property or the conduct of business by the Company. Section
3.19 of the Disclosure Letter also lists all suits and legal actions initiated by the Company.

     III.20    ENVIRONMENTAL MATTERS.

          (a) Except as set forth in Schedule 3.20 of the Disclosure Letter, the Company and the Old Manufacturing Facility are in compliance in all material respects with all applicable Environmental Laws; the Company has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or the Old Manufacturing Facility are not in compliance; and to the Company's knowledge, there are no circumstances that may prevent or interfere with such compliance in the future.

          (b) There is no Environmental Claim pending or threatened against the Company or the Old Manufacturing Facility or, to the Company's knowledge, against any Person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

          (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Material of Environmental Concern that could form the basis of any material Environmental Claim against the Company or the Old Manufacturing Facility or, to the Company's knowledge, against any Person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

     III.21 INSURANCE. Section 3.21 of the Disclosure Letter lists all insurance policies covering the assets, business, equipment, products, operations, employees, officers and directors of the Company as well as all claims made under any insurance policy by the Company since December 31, 1993. There is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). During the past five (5) years the Company has not been denied insurance coverage nor has any insurance policy of the Company been cancelled for any reason.

     III.22 COMPLIANCE WITH LAWS. The Company is in compliance, and has complied in every material respect, with all federal, state and local laws, rules and regulations and all decrees and orders of all Governmental Entities that are material to the conduct of its business and/or ownership of its assets. There are no existing or contemplated suits, investigations, or claims of any Governmental Entity or any party asserting a claim or violation of any such laws or other governmental rules or regulations. The Company has all required approvals, permits, licenses and certifications necessary for the conduct of its business, the sale of its products and the ownership of its assets.

     III.23    TRANSACTIONS WITH AFFILIATES.  Except as set forth in Schedule
3.23 of the Disclosure Letter, there are no loans, leases or other agreements or continuing transactions between the Company and any Affiliate of the Company or a member of the Immediate Family of an officer, director or stockholder of the Company. None of the Stockholders or members of their Immediate Family have any material, direct or indirect, interest in any entity which does business with the

Company or in any material property or asset owned by the Company other than relationships which occur as an officer, director or stockholder of the Company. As used herein, the term "Immediate Family" shall mean a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law.

     III.24 FIRPTA. The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     III.25 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Stockholders directly with Buyer without the intervention of any Person on behalf of Stockholders in such manner as to give rise to any claim by any Person against Buyer, Stockholders or the Company for a finder's fee, brokerage commission or similar payment.

                               ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Stockholders that:

     IV.1 DUE ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to execute and deliver this Agreement and the Documents, and to perform its obligations under this Agreement.

     IV.2 EXECUTION AND DELIVERY. The execution, delivery and performance of this Agreement and the Documents by Buyer have been duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement has been, and the Documents at Closing will be, duly executed and delivered by Buyer and constitute or will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

     IV.3 CONSENTS, WAIVERS AND APPROVALS. The execution and delivery of this Agreement and the Documents by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not require Buyer to obtain any consent, waiver, approval or action of, or make any filing with or give any notice to, any Person or any Governmental Entity.

     IV.4 INVESTMENT PURPOSE. The Shares to be acquired by Buyer under the terms of this Agreement will be acquired for its own account for the purpose of investment only and not with a view to the public resale or public distribution of all or any part of the Shares. Buyer agrees that it will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to violate the Securities Act of 1933, as amended (the "Securities Act"), or of any applicable state securities law regulating the disposition thereof.

     IV.5 CAPITALIZATION. As of October 31, 1997, the authorized capital stock of Buyer consisted of (i) 2,416,688 shares of Series Preferred Stock, no par value, none of which were issued and outstanding, and (ii) 10,000,000 shares of Buyer Common Stock, of which 3,114,112 shares were issued and outstanding. As of October 31, 1997, there were reserved for issuance under Buyer's various stock plans an aggregate of 919,118 shares of Buyer Common Stock and warrants to issue 165,000 shares of Buyer Common Stock. Except as provided in the immediately preceding sentence of this Section 4.5 and in connection with the Buyer's proposed private placement in connection with this transaction, as of October 31, 1997, there were no outstanding options, warrants, calls, rights, commitments or agreements to which Buyer is a party or by which Buyer is bound obligating Buyer to (x) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Buyer or (y) grant, execute or enter into any such option, warrant, call, right, commitment or agreement.

     IV.6 SEC DOCUMENTS. Buyer has made available to the Stockholders a true and complete copy of the following Buyer documents: (i) its annual report on Form 10-KSB for the fiscal year ended December 31, 1996; (ii) its quarterly reports on Form 10-QSB for the fiscal quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, (iii) its proxy statement dated March 18, 1997; and (v) each report, schedule, registration statement and definitive proxy filed by the Buyer with the Securities and Exchange Commission (the "Commission") since December 31, 1996, and publicly available prior to the date hereof (collectively, the "SEC Documents"), which are all of the documents that Buyer was required to file with the Commission since such date. As of their respective dates, the SEC Documents compiled in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the Commission thereunder applicable to such SEC Documents, and none of the SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the SEC Documents complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly presented in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which will be material and recognizing that there are no notes to such interim financial statements) the financial position of Buyer as of their respective dates and the results of operations and cash flows of Buyer for the periods presented therein.

     IV.7 BUYER COMMON. The shares of Buyer Common Stock to be issued and exchanged for shares of the Company Common Stock pursuant to this Agreement will, at Closing, be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

     IV.8 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with the Stockholders, without the intervention of any Person on behalf of Buyer in such manner as to give rise to any claim by any Person against Buyer, Stockholders or the Company for a finder's fee, brokerage commission or similar payment.

                                 ARTICLE V

                          INTERIM PERIOD CONDUCT

     The Stockholders agree to cause the Company, except as otherwise consented to in writing by Buyer prior to the Closing Date, to comply with the following provisions:

     V.1 AFFIRMATIVE ACTS. Except as otherwise permitted or restricted by this Agreement, the Company shall:

          (a)  Carry on its business as now being conducted;

          (b) Shall use its best efforts to keep available the services of its existing employees and preserve the good will of its suppliers, customers and others having business relations with it;

          (c) Maintain, preserve, protect and keep its assets and properties in good repair, working order and condition, reasonable wear and tear excepted; and

          (d) Maintain in full force and effect all policies of insurance currently in force or in substitution therefor enter into policies with comparable coverage.

     V.2 PROHIBITIONS. Except as required by this Agreement or the Documents or as permitted in writing by the Buyer, the Company, and with respect to paragraph (i) and (k), the Stockholders, will not:

          (a) Create, authorize, issue, sell or deliver any of its capital stock or its securities or grant or otherwise issue any options, warrants or other rights with respect thereto, or enter into any contract or commitment to do any of the foregoing;

          (b) Incur, assume, guarantee or otherwise become liable with respect to any indebtedness for money borrowed, except indebtedness in the ordinary course of its business;

          (c) Make any loan, advance or capital contribution to or investment in any Person;

          (d) Declare, set aside or make any payment of any dividend or other distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company;

          (e) Sell, assign, transfer or otherwise dispose of, or pledge, mortgage or otherwise encumber, any material part of its assets, properties or rights;

          (f) Enter into, amend or terminate any material agreements except in the ordinary course of its business;

          (g) Make any material expenditures not in the ordinary course of business;

          (h) Enter into or amend any employment contracts other than in the ordinary course of business, increase the rate of compensation payable, or grant bonuses, to any of its employees, or become obligated to increase such compensation or grant bonuses, or modify any of its Employee Plans (nothing herein shall prevent the Company from entering into one year employment contracts with each of Messrs. Lemek, Szall, Irish, Labbe, McCurry, Shoar, Hicks and McDonald at substantially similar salaries to their current salaries and with other terms substantially similar to the Company's standard employment agreement; the terms of such contracts to be discussed with Mr. Ray prior to execution).

          (i) Solicit, encourage or negotiate any Acquisition Proposal or supply any non-public information concerning the Company's business, properties or assets to anyone other than as required in the ordinary course of business;

          (j) Except with regard to claims or disputes in the ordinary course of business, commence any material litigation or arbitration; or

          (k) Take any action which might cause any of the representations or warranties set forth in Article III to be untrue in any material respect at the Closing.

     V.3 LIST OF DEPOSITORIES AND BANK BALANCES. The Company shall furnish to Buyer at Closing a list, certified by its treasurer, which contains the names of all banks and other institutions which are depositories of its funds and securities, the names of all persons authorized to draw or sign checks or drafts upon, or to give instructions with respect to, the accounts established in said banks and other institutions, and the names and locations of any institutions in which the Company has safe deposit boxes, the names of the persons having access thereto and the contents thereof.

     V.4 INVESTIGATION BY BUYER. Buyer may, prior to the Closing Date, make or cause to be made such reasonable investigation of the business, operations, assets, properties and legal and financial condition of the Company as Buyer deems necessary or advisable; provided, however, that no such investigation shall unduly interfere with the normal operations of the Company. The Stockholders agree to cause the Company to permit Buyer or its authorized representatives to have, after the date hereof and until the Closing Date, full access to the books and records of the Company at all reasonable hours. The Stockholders shall cause the Company to furnish Buyer with such financial and operating data and other information with respect to the business, operations, assets, properties and legal and financial condition of the Company as Buyer shall reasonably request.

                                  ARTICLE VI

                                   COVENANTS

     VI.1 DIRECTOR. Buyer agrees to cause William G. Lyons to be included in the directors' slate of nominees for director for the next annual meeting of the shareholders of Buyer.

                                  ARTICLE VII

                      COVENANTS OF BUYER AND STOCKHOLDERS

     VII.1 THIRD PARTY CONSENTS. The Stockholders and Buyer shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement.

     VII.2 FURTHER ASSURANCES. Each party shall, on or prior to the Closing Date, use all reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any agreements, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. From time to time following the Closing, each of the parties hereto shall, without additional consideration, execute and deliver such further instruments and take such further actions as may reasonably be requested by the other to make effective the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                        CONDITIONS TO OBLIGATIONS OF BUYER

     VIII.1 GENERAL. Except as may be waived in writing by Buyer, the obligations of Buyer to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, prior to or concurrently with the Closing, of each of the conditions set forth in this
Article VIII.

     VIII.2 PERFORMANCE. The Stockholders shall have complied with and performed in all material respects the terms, conditions, acts, undertakings, covenants and obligations required by this Agreement and the Documents to be complied with and performed by the Stockholders on or before the Closing Date, and Buyer shall have received from the Stockholders at the Closing a currently dated certificate signed by the Stockholders to such effect.

     VIII.3 REPRESENTATIONS AND WARRANTIES TRUE AS OF CLOSING DATE. All representations and warranties of the Stockholders set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date and Buyer shall have received from the Stockholders at the Closing a currently dated certificate signed by the Stockholders to such effect.

     VIII.4  ADVERSE PROCEEDINGS, CONSENTS AND AGREEMENTS.

            (a) Buyer shall not be subject to any ruling, decree, order or injunction restraining, imposing material limitations on or prohibiting (i) the consummation of the transactions contemplated hereby or (ii) its participation in the operation, management, ownership or control of the Company; and no litigation, proceeding or other action seeking to obtain any such ruling, decree, order or injunction shall be pending or shall have been threatened. No Governmental Entity shall have notified any party to this Agreement that consummation of the transaction contemplated hereby would constitute a violation of the laws of the United States or of any state or political subdivision or that it intends to commence proceedings to restrain such consummation or to force divestiture, unless such Governmental Entity shall have withdrawn such notice. No Governmental Entity having jurisdiction shall have commenced any such proceeding.

            (b) All consents, waivers and approvals listed in Section 3.5 of the Disclosure Letter hereto shall have been obtained, and Buyer shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such consents, waivers and approvals.

            (c)  The Agreements to be executed and delivered pursuant to
Section 2.4 above shall have been so executed and delivered.

     VIII.5 OPINION OF STOCKHOLDERS' COUNSEL. Buyer shall have received the opinion of Bowditch & Dewey, LLP, outside counsel for the Stockholders, dated the Closing Date, in the form of Exhibit E attached hereto.

     VIII.6 ENVIRONMENTAL INSPECTION. Buyer shall have caused, at Buyer's expense, an environmental inspection of the Old Manufacturing Facility by a reputable engineering company to determine compliance with Environmental Laws and the inspection report shall not disclose a reasonable basis for a determination that the Old Manufacturing Facility in its current condition would cause the Company as the owner to incur liability in excess of one hundred thousand dollars $100,000 under applicable Environmental Laws.

     VIII.7  TITLE INSURANCE.

          (a) Within ten (10) calendar days after the date of this Agreement, Buyer shall obtain at its expense a commitment to issue an ALTA owner's title insurance policy ("Title Insurance Commitment"), committing to insure fee simple title to the Old Manufacturing Facility in the amount of $500,000. The Title Insurance Commitment shall provide that upon payment of the premium therefor, an owner's title insurance policy will be issued to the Company and shall provide for the deletion of the standard printed exceptions by endorsement. The premium for such title policy shall be paid by the Buyer. Prior to Closing, the Company shall obtain an owner's title insurance policy issued in accordance with the Title Insurance Commitment.

          (b) The Buyer may, within twenty (20) calendar days after the date of this Agreement, obtain a current, pinned, monumented on the ground, boundary and improvements survey ("Survey") of the Old Manufacturing Facility (showing such other matters as Buyer shall request). Buyer shall pay the costs of such Survey, and if Buyer fails to obtain such Survey it shall be deemed to have waived the requirement to delete the standard printed exceptions to the title insurance policy.

          (c) Buyer shall have ten (10) days from the receipt thereof to examine the Title Insurance Commitment and Survey. If Buyer reasonably finds either of these unsatisfactory, it shall notify the Stockholders of such fact in writing, and this Agreement, and the obligations of the parties hereunder to each other, shall terminate and the Earnest Money shall be returned to Buyer.

     VIII.8 NO MATERIAL ADVERSE CHANGES. Since the date of executing the Agreement, there shall have been no material adverse change in the financial position, properties, net worth, prospects, business or results of operations of the Company.

     VIII.9 DELIVERY OF STOCK. The Stockholders shall have delivered to Buyer stock certificates and stock powers duly executed, sufficient to transfer to Buyer good and marketable title to the Shares, free and clear of all Encumbrances and adverse claims. Such certificates shall represent all of the issued and outstanding capital stock of the Company.

     VIII.10 RESIGNATIONS. Stockholders shall have delivered to Buyer the resignations of Matthew Lyons and Pasqualina C. Lyons as directors of the Company.

     VIII.11 AUDITED FINANCIAL STATEMENTS. Stockholders shall have delivered to Buyer the audited balance sheet of the Company as of October 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year ended on such date together with the notes thereto, in each case audited by, and accompanied by the report thereon, of Aubrey Dixon & Riley. Such audited financial statements shall not be materially different from the Company Financial Statements for the same date and period.

     VIII.12 LISTING. The shares of Buyer Common Stock to be issued to Stockholders pursuant to this Agreement shall be authorized for listing on the Nasdaq Small Cap Market.

     VIII.13 LEGAL MATTERS. All actions, proceedings, instruments and documents required to carry out this Agreement and to close the transactions contemplated hereby and all other related legal matters shall be reasonably satisfactory to counsel for Buyer.

                                  ARTICLE IX

                  CONDITIONS TO OBLIGATIONS OF STOCKHOLDERS

     IX.1 GENERAL. Except as may be waived in writing by the Stockholders, the obligation of Stockholders to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, prior to or concurrently with the Closing, of each of the conditions set forth in this
Article IX.

     IX.2 PERFORMANCE. Buyer shall have complied with and performed in all material respects the terms, conditions, acts, undertakings, covenants and obligations required by this Agreement and the Documents to be complied with and performed by Buyer on or before the Closing Date, and Stockholders shall have received from Buyer at the Closing a currently dated certificate signed by the Chairman of the Board, the President or an authorized Vice President of Buyer to such effect.

     IX.3 REPRESENTATIONS AND WARRANTIES TRUE AS OF CLOSING DATE. All material representations and warranties of Buyer set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Stockholders shall have received from Buyer at the Closing a currently dated certificate signed (in form and substance reasonably satisfactory to Stockholders) by the Chairman of the Board, the President or an authorized Vice President of Buyer to such effect.

     IX.4 OPINION OF BUYER'S COUNSEL. Stockholders shall have received an opinion of Ireland, Stapleton, Pryor & Pascoe, P.C., outside counsel to Buyer, dated the Closing Date, in the form of EXHIBIT F attached hereto.

     IX.5 PAYMENT OF PURCHASE PRICE. Buyer shall have paid and delivered to Stockholders the cash portion of the Purchase Price and delivered to the Stockholders the Buyer Common Stock.

     IX.6 LISTING. The shares of Buyer Common Stock to be issued to Stockholders pursuant to this Agreement shall be authorized for listing on the Nasdaq Small Cap Market.

     IX.7 DIRECTOR. At Closing, William G. Lyons shall be elected a director of the Company.

     IX.8 LEGAL MATTERS. All actions, proceedings, instruments and documents required to carry out this Agreement and to close the transactions contemplated hereby and all other related legal matters shall be reasonably satisfactory to counsel for Stockholders.

                                   ARTICLE X

                     MODIFICATION, WAIVERS AND TERMINATION

     X.1 MODIFICATION. Buyer and Stockholders may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time.

     X.2 WAIVERS. Each of Buyer or the Stockholders may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other parties or waive compliance by the other parties with any of the covenants or conditions contained herein.

     X.3 TERMINATION. If Closing shall not have previously occurred, this Agreement shall terminate upon the earliest of:

          (a) The giving of written notice from the Stockholders to Buyer, or from Buyer to the Stockholders, if:

               (i) The Stockholders give such termination notice and are not at such time in material default hereunder, or Buyer gives such termination notice and Buyer is not at such time in material default hereunder; and

               (ii) Either:

                    (A) Any of the representations or warranties contained herein of Buyer if such termination notice is given by the Stockholders or of Stockholders if such termination notice is given by Buyer, are inaccurate in any respect materially adverse to the party giving such termination notice; or

                    (B) Any material obligation to be performed by Buyer if such termination notice is given by the Stockholders, or by Stockholders if such termination notice is given by Buyer, is not timely performed in any material respect; or

                    (C) Any condition (other than those referred to in foregoing Clauses (A) and (B)) to the obligation to close the transaction contemplated herein of the party giving such termination notice has not been timely satisfied;

and any such inaccuracy, failure to perform or non-satisfaction of a condition has been neither cured nor satisfied within twenty (20) days after written notice thereof from the party giving such termination notice nor waived in writing by the party giving such termination notice.

          (b) Written notice from the Stockholders to Buyer, or from Buyer to the Stockholders, at any time after December 12, 1997, unless extended by both parties in writing, provided that termination shall not occur upon the giving of such termination notice by the Stockholders if the Stockholders are at such time in material default hereunder or upon the giving of such termination notice by Buyer if Buyer is at such time in material default hereunder.

     X.4  EFFECT OF TERMINATION.

          (a) Upon termination of the Agreement, each party hereto shall thereafter remain liable for breach of this Agreement prior to termination and remain liable to pay and perform any obligations under Article XI and this Article; provided, however, that in the event of termination, the aggregate liability of Buyer for breach hereunder shall be limited as provided in paragraph (c) below.

          (b) Upon termination of this Agreement, Buyer shall be entitled to the return of the Earnest Money from the Escrow Agent under the Escrow Agreement unless such termination is effected by Stockholders' giving of written notice to Buyer pursuant to subsection 10.3(a) (excluding, however, clause (ii)(C) of such subsection). If Buyer is entitled to the return of the Earnest Money, Stockholders shall cooperate with Buyer in taking such action as is required under the Escrow Agreement in order to effect such return from the Escrow Agent.

          (c) If this Agreement is terminated by Stockholders' giving of written notice to Buyer pursuant to Subsection 10.3(a) (excluding, however, clause (ii)(C) of such subsection), Buyer agrees that Stockholders shall be entitled to receive upon such termination, as liquidated damages and not as a penalty, the Earnest Money; PROVIDED, HOWEVER, if Buyer is unable to close due to its failure to obtain financing for the purchase of the Shares on commercially reasonable terms, Stockholders shall only be entitled to receive upon such termination, as liquidated damages and not as a penalty, Three Hundred Thousand Dollars ($300,000) of such Earnest Money, and the balance of Two Hundred Thousand Dollars ($200,000) shall be returned to Buyer. STOCKHOLDERS' RECEIPT OF THE LIQUIDATED DAMAGE AMOUNT SHALL CONSTITUTE PAYMENT OF LIQUIDATED DAMAGES HEREUNDER AND NOT A PENALTY, AND SHALL BE STOCKHOLDERS' SOLE REMEDY AT LAW OR IN EQUITY FOR BUYER'S BREACH HEREUNDER IF CLOSING DOES NOT OCCUR. Buyer and Stockholders each acknowledge and agree that the liquidated damage amount is reasonable in light of the anticipated harm which will be caused by Buyer's breach of this Agreement, the difficulty of proof of loss, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transaction to be consummated hereunder.

     X.5 SPECIFIC PERFORMANCE. Stockholders acknowledge that the Company is of a special, unique and extraordinary character, and that any breach of this Agreement by Stockholders could not be compensated for by damages. Accordingly, if Stockholders shall breach their obligations under this Agreement, Buyer shall be entitled, in addition to any other remedies that it may have, to enforcement of this Agreement by a decree of specific performance or injunctive relief requiring the Stockholders to fulfill their obligations under this Agreement.

                                   ARTICLE XI

                                 INDEMNIFICATION

     XI.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          (a) All representations, warranties, covenants and agreements contained in this Agreement or in any other Document shall survive the Closing, and the Closing shall not be deemed a waiver by either party of the representations, warranties, covenants or agreements of the other party contained herein or in any other Document; provided, however, that except as set forth in the last sentence of this Section 11.1 (a) the period of survival (i) in the case of General Claims, shall end two years after the Closing Date, (ii) in the case of Tax Claims, shall survive for a period equal to the statute of limitations to which the underlying Taxes relate,
(iii) in the case of Environmental Indemnity Claims, shall survive for a period of time until all such claims are barred by applicable statutes of limitations, (iv) in the case of Stock Claims, shall survive indefinitely (in each case, the "Survival Period"), and (b) no claim may be brought under this Agreement or any other Document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable Survival Period. In the event such notice is so given, the right to indemnification with respect thereto under this Article shall survive the applicable Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

          (b) As used in this Article XI, the following terms have the following meanings:

               (i) "GENERAL CLAIM" means any claim based upon, arising out of or otherwise in respect of any of the matters described in Section 11.2(a)(ii) below.

               (ii) "TAX CLAIM" means any claim based upon, arising out of or otherwise in respect of (A) issues raised on audit by taxing authorities with respect to any period on or before the Closing Date or (B) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Stockholders contained in this Agreement related to Taxes.

               (iii) "ENVIRONMENTAL INDEMNITY CLAIM" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or breach of Section 3.20 of this Agreement.

               (iv) "STOCK CLAIM" means any claim based upon, arising out of or otherwise in respect of any matters described in Section 11.2(a)(i) below.

     XI.2 OBLIGATION OF THE STOCKHOLDERS TO INDEMNIFY.

          (a) Subject to the limitations set forth in this Article XI, the Stockholders, jointly and severally, shall indemnify, defend and hold harmless the Buyer (and its directors, officers, employees, Affiliates and assigns) from and against all losses, liabilities, judgments, damages, deficiencies, citations, fines, costs and expenses (including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys fees) ("Losses") based upon, arising out of or otherwise in respect of:

               (i) Any inaccuracy of any representation or warranty contained in Sections 3.1, 3.2 or 3.4 to the Agreement or in any related part of any Document;

               (ii) Any inaccuracy in or any breach of any representation or warranty (other than as set forth in paragraph (i) above), or covenant or agreement of the Stockholders contained in this Agreement or in any Document; or

               (iii) Any Tax Claim or Environmental Indemnity Claim, whether or not included in paragraph (ii) above.

          (b) The Stockholders' obligations to indemnify under this Article XI are subject to, and limited by, the following: (i) the Stockholders' aggregate monetary liability for indemnification of Stock Claims, Environmental Indemnity Claims and Tax Claims shall be limited to the Purchase Price; and (ii) the Stockholders' aggregate monetary liability for all General Claims shall be limited to $1,000,000.

          (c) Notwithstanding anything contained herein to the contrary, if Closing occurs, Stockholders shall not be obligated until the aggregate amount of such Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000), in which case Buyer shall then be entitled to indemnification of the entire such aggregate amount.

     XI.3 OBLIGATIONS OF THE BUYER TO INDEMNIFY. Subject to the limitations set forth in this Article XI, Buyer shall indemnify, defend and hold harmless the Stockholders from and against all Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement. If Closing does not occur, Stockholders shall not be entitled to indemnification from Buyer or any other recourse or remedy except to the extent provided under Section 10.4 above. Notwithstanding anything contained herein to the contrary, if Closing occurs, Buyer shall not be obligated until the aggregate amount of such Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000), in which case Stockholders shall then be entitled to indemnification of the entire such aggregate amount.

     XI.4 ADMINISTRATION OF INDEMNIFICATION. For purposes of administering the indemnification provisions set forth in this Article XI, the following procedure shall apply:

          (a) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the "Indemnified Party") shall reasonably promptly give written notice to the party from whom indemnification is sought (the "Indemnifying Party") setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

          (b) In the event of any claim for indemnification hereunder resulting from or in connection with any claim, action, suit or legal proceeding by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate therein or (ii) to assume the entire defense thereof with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party, provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party, in respect of such claim or proceeding and (B) no settlement shall be made without the prior written consent of the Indemnified Party which shall not be unreasonably withheld (except that no such consent shall be required if claimant is entitled under the settlement to only monetary damages to be paid solely by the Indemnifying Party). If, however, (A) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible hereunder, (B) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, or
(C) the Indemnified Party elects to participate in the defense with counsel of its own choice, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel (in the case of Clause (A) and Clause (C), at their own expense) who shall cooperate with one another in defending against such action, claim or proceeding.

          (c) If the Indemnifying Party does not choose to defend against a claim, action, suit or legal proceeding by a third party, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it deems appropriate or settle such action, suit or proceeding (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of expenses incurred in connection therewith and prompt indemnification from the Indemnifying Party, including reasonable attorneys' fees, in accordance with this Article.

          (d) Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim or claims (if given prior to expiration of the applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect thereto, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay.

                                  ARTICLE XII

                                 MISCELLANEOUS

     XII.1 NOTICES. Any notices or other communications required or permitted hereunder shall be deemed to have been duly given only when received by the party to whom such notice or communication is addressed at the following addresses (or at such other address for a party as shall be specified by like notice), having been sent by certified mail, return receipt requested, or by hand delivery (including express courier):

     To Stockholders:    William G. Lyons
                         Brimfield Precision, Inc.
                         68 Mill Lane Road
                         Brimfield, MA 01010

                         Matthew Lyons

     With Copy To:       Michael P. Angelini
                         Bowditch & Dewey, LLP
                         311 Main Street
                         Worcester, MA 01608-1552

     To Buyer:           Paul L. Ray, Chairman of the Board
                         Image Guided Technologies, Inc.
                         5710-B Flatiron Parkway
                         Boulder, CO 80301

     With Copy To:       William E. Tanis, Esq.
                         Ireland, Stapleton, Pryor & Pascoe, P.C.
                         1675 Broadway, Suite 2600
                         Denver, CO 80202

     XII.2 GENDER AND NUMBER. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

     XII.3 EXPENSES. All legal, accounting and other costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the party incurring such expenses.

     XII.4 ANNOUNCEMENTS. It is a condition to Stockholders proceeding with the transaction that no public announcement be made until Buyer has received financing commitment(s) to close the transaction. Accordingly (except as otherwise required by law), Buyer will not make a public announcement with respect to this Agreement until such financing commitments have been received and will at such time then make a public announcement. Upon such public announcement after the financing commitments have been received, the limitation of liquidated damages to Three Hundred Thousand Dollars ($300,000) as set forth in Section 10.4 shall no longer apply (liquidated damages being therefore increased to Five Hundred Thousand Dollars ($500,000)).

     XII.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto but shall not be assigned by either of the parties without the prior written consent of the other (however, nothing herein shall prevent Buyer from assigning this Agreement to an Affiliate).

     XII.6 WAIVER. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect such party's right at a later date to enforce the same. No waiver by either party of a condition or a breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of such condition, breach or waiver of any condition or of the breach of any other term, covenant, representation or warranty of this Agreement.

     XII.7 ATTORNEYS' FEES. If either party hereto becomes a party to litigation or any other proceeding in connection with or related to this Agreement with the other party and prevails in such litigation or proceeding, the other party will pay the cost and expenses relating to such litigation or other proceeding including, without limitation, the attorneys' fees and expenses of investigation of the prevailing party.

     XII.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

     XII.9 ENTIRE AGREEMENT. This Agreement, the Disclosure Letter and the Exhibits and the Documents set forth the entire understanding of Buyer and the Stockholders and supersede all prior agreements, arrangements and communications, whether oral or written, between Buyer and Stockholders with respect to the subject matter hereof; and this Agreement shall not be modified or amended other than by written agreement of Buyer and the Stockholders. Captions appearing in this Agreement are for convenience of reference only and shall not be deemed to explain, limit or amplify the provisions hereof.

     XII.10 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.

      IN WITNESS WHEREOF, the Buyer and the Stockholders have caused this Agreement to be duly executed on the date first above written.

                              BUYER:

                              IMAGE GUIDED TECHNOLOGIES, INC.

                              By: /s/ Paul L. Ray
                                  -------------------------------------------
                                  Paul L. Ray, Chairman of the Board

                              STOCKHOLDERS:

                              /s/ William G. Lyons
                              -----------------------------------------------
                              WILLIAM G. LYONS

                              /s/ Matthew Lyons
                              -----------------------------------------------
                              MATTHEW LYONS

                               ESCROW AGREEMENT

     THIS ESCROW AGREEMENT, made and entered into as of this 25th day of November, 1997, by and between WILLIAM G. AND MATTHEW LYONS (collectively "Stockholders"), IMAGE GUIDED TECHNOLOGIES, INC. ("Purchaser"), and BOWDITCH & DEWEY, LLP ("Escrow Agent").

                                  WITNESSETH

     WHEREAS, the Purchaser and the Stockholders (hereinafter collectively the "Parties") have entered into an Agreement of Purchase and Sale, dated as of November 25, 1997 (the "Stock Purchase Agreement"), in order for Purchaser to acquire all the issued and outstanding capital stock of Brimfield Precision, Inc.; and

     WHEREAS, Section 2.2 of the Purchase Agreement requires that the sum of Five Hundred Thousand Dollars ($500,000) in cash (the "Escrow Deposit") be deposited with the Escrow Agent; and

     WHEREAS, the Stockholders and Purchaser have agreed that Bowditch & Dewey, LLP shall act as Escrow Agent for the Escrow Deposit; and

     WHEREAS, as provided in Paragraph 2.2 of the Stock Purchase Agreement, Stockholders and Purchaser agree to enter into this Escrow Agreement, and Escrow Agent acknowledges receipt of a copy of the Stock Purchase Agreement and has agreed to act as Escrow Agent.

     NOW, THEREFORE, in consideration of the mutual promises and the mutual benefits to be derived therefrom, the parties hereto agree as follows:

     1. PURCHASER'S DEPOSIT OF FUNDS. Pursuant to Paragraph 2.2 of the Purchase Agreement, Purchaser hereby deposits with the Escrow Agent the Escrow Deposit, subject to the terms and conditions herein contained.

     2. RECEIPT ACKNOWLEDGMENT AND INSTRUCTIONS. The Escrow Agent acknowledges receipt of the Escrow Deposit and agrees to deliver the Escrow Deposit to Stockholders or Purchaser upon the receipt of instructions executed jointly by Stockholders and Purchaser, as directed by those instructions.

     3. INVESTMENT. The Escrow Agent shall invest and reinvest the Escrow Deposit in short-term interest bearing obligations of the United States Government, or in short-term federally insured certificates of deposit, or in money market accounts, as directed by Purchaser. Interest earned on the Escrow Deposit shall be paid by the Escrow Agent to the Purchaser when received.

     4.   ESCROW DEPOSIT.  The Escrow Deposit shall be:

          a. Delivered to Stockholders in accordance with Section 2.3 of the Stock Purchase Agreement if the purchase contemplated in the Stock Purchase Agreement closes; or

          b. Delivered to Stockholders or returned to Purchaser, as the case may be, in accordance with Article 10 of the Stock Purchase Agreement if the Stock Purchase Agreement is terminated.

     Purchaser and Stockholders agree to instruct Escrow Agent in writing in accordance with the foregoing, and Escrow Agent shall be obligated to deliver the Escrow Deposit upon receipt of, and in accordance with, such instructions.

     5. ESCROW AGENT ACTS ONLY AS DEPOSITORY. The Escrow Agent will act hereunder as a depository only and is not a party to or bound by the Stock Purchase Agreement or any other agreement, document or understanding to which Purchaser and Stockholders are parties and is not responsible or liable in any manner for the sufficiency, correctness, genuineness or validity of any of the agreements or documents existing between Purchaser and Stockholders.

     6. ACTION IN GOOD FAITH. The Escrow Agent is authorized to act upon any document, request, or notice which in good faith is believed by the Escrow Agent to be genuine and signed or presented by the proper party or parties, and shall be protected in so acting.

     7. ESCROW AGENT'S DUTIES IN THE EVENT OF CONFLICTING DEMANDS. In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent growing out of or directly related to its duties under this Escrow Agreement, the Parties hereto expressly agree and consent that the Escrow Agent may file an interpleader action in _________________, Massachusetts (the "Court") and place the Escrow Deposit with the clerk of said Court. Purchaser and Stockholders jointly and severally agree to pay the Escrow Agent's costs, including reasonable attorney's fees which the Escrow Agent may expend or incur in such interpleader suit. Upon the filing of the interpleader action and the payment of the Escrow Deposit into the registry of the Court, the Escrow Agent shall be fully released and discharged from all obligations imposed on it in this Escrow Agreement.

     8. ESCROW AGENT'S LIABILITY. The Escrow Agent shall have no liability hereunder except for its own willful misconduct, bad faith or gross negligence.

     9. NOTICES. All notices, instructions or requests required or permitted to be given under the provisions hereof shall be deemed to have been fully given if personally delivered, or mailed, by registered mail, postage prepaid, as follows:

          As to Purchaser:

               Paul L. Ray, Chairman and CEO
               Image Guided Technologies, Inc.
               5710-B Flatiron Parkway
               Boulder, CO 80301

          With a copy to:

               William E. Tanis, Esq.
               Ireland, Stapleton, Pryor & Pascoe, P.C.
               1675 Broadway, Suite 2600
               Denver, CO 80202

          As to Stockholders:

               William G. Lyons, President
               Brimfield Precision, Inc.
               68 Mill Lane Road
               Brimfield, MA 01010

          With a copy to:

               Michael P. Angelini
               Bowditch & Dewey, LLP
               311 Main Street
               Worcester, MA  01608-1552

          As to Escrow Agent:

               Bowditch & Dewey, LLP
               311 Main Street
               Worcester, MA  01608-1552

     10. COUNTERPART SIGNATURES. This Escrow Agreement may be executed by the parties in any number of counterparts and each executed copy shall be an original for all purposes without account for the other copies, provided that all parties hereto have executed a counterpart.

     11. INTERPRETATION. This Escrow Agreement shall be construed and interpreted under the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed through their duly authorized representatives on the date first above written.

                              STOCKHOLDERS:


                              /s/ William G. Lyons
                              ------------------------------------
                              William G. Lyons


                              /s/ Matthew Lyons
                              ------------------------------------
                              Matthew Lyons


                              PURCHASER:

                              IMAGE GUIDED TECHNOLOGIES, INC.



                              By: /s/ Paul L. Ray
                                  --------------------------------
                                  Paul L. Ray, Chairman and CEO


                              ESCROW AGENT:

                              BOWDITCH & DEWEY, LLP



                              By: /s/ illegible signature
                                  --------------------------------

                               Investment Letter


Image Guided Technologies, Inc.
5710-B Flatiron Parkway
Boulder, CO 80301


Gentlemen:

     In connection with the undersigned's acquisition of shares ("Shares") of the common stock, no par value, of Image Guided Technologies, Inc. (the "Company") pursuant to the Agreement of Purchase and Sale, dated November 25, 1997 (the "Agreement"), among the Company and the undersigned and his brother, the undersigned advises you as follows:

     1. The undersigned is knowledgeable about and understands the Company's business affairs and financial condition and has sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares in the transaction contemplated by the Agreement. The undersigned understands that the Company intends to finance the cash portion of the Purchase Price (as defined in the Agreement) with debt or equity or a combination thereof and accordingly the liabilities and/or number of shares of capital stock outstanding of the Company will increase. The undersigned acknowledges he has previously received from the Company and has read (i) its annual report on Form 10-KSB for the fiscal year ended December 31, 1996,
(ii) its proxy statement dated March 18, 1997, (iii) its quarterly reports on Form 10-QSB for the fiscal quarters ended March 31, 1997, June 30, 1997, and September 30, 1997 and (iv) the other SEC Documents (as defined in the Agreement).

     2. The undersigned acknowledges that the Company has made available to him at a reasonable time prior to the date hereof the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided by the Company.

     3. The undersigned understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or any state securities laws and, therefore, cannot be resold unless they are subsequently registered under the 1933 Act and applicable state securities laws or unless an exemption from such registration is available; that he may not resell or otherwise dispose of all or any part of the Shares unless (i) such sale or other disposition is within the limitations of and in compliance with Rule 144 promulgated by the Securities and Exchange Commission under the 1933 Act, (ii) some other exemption from registration under the 1933 Act is available with respect to any proposed sale or other disposition or (iii) such sale or disposition has been registered under the 1933 Act; that the Company is under no obligation to register the sale, transfer or other disposition of the Shares; and that the Company will issue stop transfer instructions to its transfer agent in accordance with the provisions contained in this paragraph.

     4. Each certificate for the Shares shall be stamped or otherwise imprinted with a legend stating in substance:

          The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended. Such shares are subject to and may not be sold, offered for sale, transferred or otherwise disposed of except (i) pursuant to an effective registration statement related thereto, (ii) in compliance with Rule 144 or (iii) pursuant to an opinion of counsel for the Company that such registration is not required under the Securities Act of 1933.

     5. The undersigned is acquiring the Shares for his own account for investment only and has no present intention of selling or otherwise disposing of the Shares.

     6. The undersigned is a natural person whose individual net worth, or joint net worth with his spouse, at the date hereof exceeds $1,000,000.

     7. The undersigned by reason of his knowledge and experience in financial and business matters is capable of evaluating the merits and risks of this investment and has the capacity to protect his interest in connection with this investment. The undersigned has determined that the Shares are a suitable investment for him.

     8. The undersigned understands that his representations are being relied upon by the Company for purposes of establishing an exemption from registration for the sale of the Shares.

     9.   The undersigned's address is

------------------------------------------------------------
--------------------------------------------------.

                                   Very truly yours,


                                   /s/ Matthew Lyons
                                   ------------------------------
                                   Matthew Lyons

             NONCOMPETITION AND CONFIDENTIALITY AGREEMENT

THIS NONCOMPETITION AND CONFIDENTIALITY AGREEMENT (the "Agreement") effective as of December 12, 1997, is by and between Brimfield Precision, Inc., a Massachusetts corporation, with its offices located at 68 Mill Lane Rd., Brimfield, Massachusetts 01010 (the "Company"), and Matthew Lyons ("Lyons"), an individual whose residence is____________________________________________________________________
This Agreement is entered into in connection with the sale of all the stock of the Company by Lyons and his brother to Image Guided Technologies, Inc. ("IGT"). Lyons understands and acknowledges that IGT would not have acquired the stock of the Company without this Agreement.

     1.   NON-COMPETITION.

          (a) NON-COMPETITION. For two years after the date first stated above, Lyons will not, directly or indirectly, engage in, or own or control an interest in (except as a passive investor owning less than one (1%) percent of the equity securities of a publicly owned company), or act as a director, officer or employee of, or consultant to, any individual, partnership, joint venture, corporation or other business entity directly or indirectly engaged in, the Business (as hereinafter defined) anywhere in the United States. The time period during which the restrictions set forth in this Section 1(a) apply shall be extended by the length of time during which it is judicially determined that Lyons has violated these restrictions in any respect. In the event any of the provisions of this Section 1(a) are unenforceable by law, then the restrictions shall be for such period and such geographic area as a court shall find is necessary to protect the goodwill and business of the Company. The provisions of this Section 1(a) shall no longer be enforceable in the event the Company either files for bankruptcy or other protection from creditors or ceases to operate as an ongoing business entity.

          (b) BUSINESS: The term "Business" as used in this Section 1 shall mean (i) healthcare product contract machining, and (ii) any other business in which the Company is engaged on the date first stated above; PROVIDED, HOWEVER, "Business" shall not include the development, manufacture or sale of proprietary (created by Blackstone Medical Corp.) health care products.

     2. LYONS REPRESENTATION: Lyons represents that the Company does not owe him any money, nor is it liable to him for any amount.

     3. CONFIDENTIALITY. Lyons acknowledges that his stock ownership and positions with the Company have brought him into close contact with many confidential affairs of the Company and its collaborators, consultants and clients, including, without limitation information about costs, profits, markets, sales, key personnel, pricing policies, operational methods, concepts, and other business affairs and methods of the Company and its collaborators, consultants and clients and other information not readily available to the public, as well as plans for future developments (collectively referred to hereinafter as "Proprietary Information"). In recognition of the foregoing, Lyons covenants and agrees:

          (a) That all Proprietary Information shall be the exclusive property of the Company and that he will keep secret all Proprietary Information and will not use it for his own benefit or disclose it to, or use it for the benefit of, anyone outside of the Company; and

          (b) That he has delivered to the Company all memoranda, notes, documentation, data listing, records, reports and other tangible manifestations of the Proprietary Information (and all copies thereof), that he may possess or have under his control.

     4. NON-SOLICITATION. Lyons hereby covenants and agrees that, for a period of two (2) years after the date first stated above, he will not induce or attempt to induce any officer, employee, agent, consultant, or client of the Company to discontinue such affiliation with the Company or to refrain from entering into new business relationships with the Company. The time period during which the prohibitions set forth above apply shall be extended by the length of time during which it is judicially determined that Lyons has violated any such prohibition in any respect.

     5. SPECIFIC PERFORMANCE. Without intending to limit the remedies available to the Company, Lyons agrees that damages at law will be an insufficient remedy to the Company in the event that Lyons violates the terms of
Section 1, 3 or 4 of this Agreement and that the Company may apply for and obtain immediate injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the agreements and covenants contained in such Sections. The parties hereto understand that each of the agreements and covenants of Lyons contained in Sections 1, 3 and 4 of this Agreement are essential elements of this Agreement and agree that the obligations of Lyons thereunder will survive the termination of this Agreement.

     6. ENTIRE AGREEMENT AND WAIVER: This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings. There are no oral promises, conditions, representations, understandings, interpretation or terms of any kind or condition or inducements to the execution hereof or in effect among the parties. No custom or trade usage, nor course of conduct among the parties, shall be relied upon to vary the terms hereof. This Agreement may not be amended, and no provision hereof shall be waived, except by writing signed by all the parties to this Agreement, which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

     7. SEVERALITY. Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

     8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

     9. HEADINGS. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

     10. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates or to which the Company sells all or substantially all of its assets, and upon Lyons and his executors, administrators, heirs and legal representatives.

     11. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to the conflict of laws principles thereof.

     12. NOTICES. All notices hereunder shall be in writing and shall be sent to the parties at the following addresses:

          If to Company:

          Brimfield Precision, Inc.
          c/o Image Guided Technologies, Inc.
          5710-B Flatiron Parkway
          Boulder, CO 80301

          If to Lyons:

          _____________________________

          _____________________________

          _____________________________


and shall be deemed received by the recipient when personally delivered or, if mailed, three (3) days after the date of deposit in the United States Mail, certified or registered, postage prepaid. Either party hereto may change its or his address for notices by notice to the other party as above provided.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:                                     LYONS:

Brimfield Precision, Inc.


By: /s/ William G. Lyons                     /s/ Matthew Lyons
    ---------------------------------        ----------------------------------
                                             Matthew Lyons

                             EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") effective as of December 12, 1997, is by and between Brimfield Precision, Inc., a Massachusetts corporation, with its offices located at 68 Mill Lane Rd., Brimfield, Massachusetts 01010 (the "Company"), and William G. Lyons (the "Employee"), an individual whose residence is __________________________________________.

     This Agreement is entered into in connection with the sale of all the stock of the Company by Employee and his brother to Image Guided Technologies, Inc. ("IGT"). Employee understands and acknowledges that IGT would not have acquired the stock of the Company without this Agreement, including, without limitation, its covenant not to compete.

     1. EMPLOYMENT AND ACCEPTANCE OF EMPLOYMENT TERMS. Upon and subject to the terms and conditions set forth herein, the Company hereby employs the Employee as its President and in such additional management position(s) as the Board of Directors of the Company (the "Board") may determine from time to time, and the Employee hereby agrees to accept such employment, for a period of one year (unless sooner terminated as hereinafter set forth) commencing on the date hereof and ending one year thereafter (the "Term").

     2. DUTIES. The Employee agrees, during the Term to devote his entire business time, attention, and energies exclusively to the business of the Company as shall be required to perform the duties of the position specified in Section 1 (except with respect to advisory services to Blackstone Medical and other incidental business and community responsibilities), and to conform to the rules, regulations, instructions, personnel practices and policies of the Company, as existing and amended from time to time by the Company.

     3.  COMPENSATION.

         (a) SALARY. In consideration of the Employee's performance of services hereunder, the Company will pay to the Employee, during the Term of the Employee's employment, and the Employee agrees to accept from the Company for his services, a salary (the "Salary") of $150,000 per annum during the Term, payable in accordance with the Company's normal payroll practices applicable to its executive officers but not less often than monthly.

         (b) BENEFITS. During the term of the Employee's employment hereunder, the Employee shall be entitled to full health insurance in accordance with the plan currently in place at the Company and to participate in any other medical, pension, bonus, profit-sharing or similar plan or program that may be established by the Company and made available to its officers and key employees generally; provided that the Company shall not be required to implement or continue any such other employee benefit program.

         (c) PAID VACATIONS. The Employee shall be entitled to an annual paid vacation of five weeks at such times and for such periods as may be mutually acceptable to the Company and the Employee, in accordance with the Company's policies governing vacations for officers and key employees. Unused vacation shall not accumulate.

         (d) PAID HOLIDAYS. The Employee shall be entitled to paid holidays, in accordance with the Company's policies governing holidays for officers and key employees.

         (e) DEDUCTIONS. The Company shall have the right to deduct from the Salary and all other cash amounts payable by the Company under the provisions of this Agreement to the Employee or, if applicable, to his estate, legal representatives or other beneficiary designated in writing by the Employee (a 'Designee') all social security taxes, all federal, state and municipal taxes and all other charges and deductions which now or hereafter are imposed by law as charges on the compensation of the Employee or charges on cash benefits payable by the Company hereunder to his estate, legal representatives or Designee.

     4. REIMBURSEMENT OF CERTAIN EXPENSES. The Company shall reimburse the Employee, upon production of accounts and vouchers or other reasonable evidence of payment by the Employee, all in accordance with the Company's regular procedures in effect, from time to time and in form suitable to establish the validity and deductibility of such expenses for tax purposes, all reasonable, ordinary and necessary travel, automobile and other expenses as shall have been incurred by him in the performance of his duties hereunder.

     5.  NON-COMPETITION.

         (a) NON-COMPETITION. During the term of the Employee's employment with the Company and the two year period immediately following the date on which the Employee's employment with the Company terminates (the "Termination Date"), the Employee will not, directly or indirectly, engage in or own or control an interest in (except as a passive investor owning less than one (1%) percent of the equity securities of a publicly owned company), or act as a director, officer or employee of, or consultant to, any individual, partnership, joint venture, corporation or other business entity directly or indirectly engaged in, the Business (as hereinafter defined) anywhere in the world. The time period during which the restrictions set forth in this
Section 5(a) apply shall be extended by the length of time during which it is judicially determined that the Employee has violated these restrictions in any respect. In the event any of the provisions of this Section 5(a) are unenforceable by law, then the restrictions shall be for such period and such geographic area as a court shall find is necessary to protect the goodwill and business of the Company. The provisions of this Section 5(a) shall no longer be enforceable in the event the Company either files for bankruptcy or other protection from creditors or ceases to operate as an ongoing business entity.

         (b) BUSINESS. The term "Business" as used in this Agreement shall mean (i) healthcare product contract machining, (ii) any other business in which the Company or IGT is engaged on the this date, and (iii) any other business in which the Company or IGT is engaged or is actively planning to become engaged on the Termination Date, and in connection with the planning of which the Employee has had significant involvement.

         (c) EMPLOYEE REPRESENTATION. The Employee represents that he is not now subject to any employment agreement nor has he previously, at any time, entered into any written agreement with any person, firm or corporation which would or could preclude or prevent him from entering into this Agreement or which requires the consent of any other party, the employee agrees to indemnify the Company and each of its officers, directors and controlling persons against any loss, liability or expense (including reasonable counsel fees) incurred by the Company or its officers, directors and controlling persons arising out of or in connection with any knowing misrepresentation made by the Employee hereunder. Employee further represents that the Company does not owe him any money, nor is it liable to him for any amount, other than his salary and other employment related expenses due him in the ordinary course of business.

     6. CONFIDENTIALITY. The Employee acknowledges that his employment by the Company brings him into close contact with many confidential affairs of the Company and its collaborators, consultants and clients, including, without limitation information about costs, profits, markets, sales, key personnel, pricing policies, operational methods, concepts, and other business affairs and methods of the Company and its collaborators, consultants and clients and other information not readily available to the public, as well as plans for future developments (collectively referred to hereinafter as "Proprietary Information"). The Employee further acknowledges that the relationships between the Company and its officers, employees, agents, consultants and clients constitute a valuable asset of the Company. In recognition of the foregoing, the Employee covenants and agrees:

         (a) That all Proprietary Information shall be the exclusive property of the Company and that he will keep secret all Proprietary Information and will not use it for his own benefit or disclose it to, or use it for the benefit of, anyone outside of the Company, either during or after his employment by the Company; and

         (b) That he will deliver promptly to the Company on termination of his employment by the Company, or at any time the Board may so request, all memoranda, notes, documentation, data listing, records, reports and other tangible manifestations of the Proprietary Information (and all copies thereof), that he may then possess or have under his control.

     7. NON-SOLICITATION. The employee hereby covenants and agrees that, for a period of two (2) years after the termination of his employment hereunder, he will not induce or attempt to induce any officer, employee, agent, consultant, or client of the Company to discontinue such affiliation with the Company or to refrain from entering into new business relationships with the Company. The time period during which the prohibitions set forth above apply shall be extended by the length of time during which it is judicially determined that the Employee has violated any such prohibition in any respect.

     8. SPECIFIC PERFORMANCE. Without intending to limit the remedies available to the Company, the Employee agrees that damages at law will be an insufficient remedy to the Company in the event that the Employee violates the terms of Section 5, 6 or 7 of this Agreement and that the Company may apply for and obtain immediate injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the agreements and covenants contained in such Sections. The parties hereto understand that each of the agreements and covenants of the Employee contained in Sections 5, 6 and 7 of this Agreement are essential elements of this Agreement and agree that the obligations of the Employee thereunder will survive the termination of this Agreement.

     9.  TERMINATION.

         (a) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate this Agreement and its obligations to the Employee hereunder at any time for "Cause", which shall mean only (i) the willful or reckless failure by the Employee to perform his duties hereunder (other than a failure resulting from the Employee's incapacity due to physical or mental illness), which failure shall not have been cured within fifteen (15) days after the receipt by the Employee of written notice thereof from the Board specifying with reasonable particularity such alleged failure; (ii) the willful or reckless violation by the Employee of Sections 5, 6 or 7 hereof, which violation shall not have been cured within fifteen (15) days after the receipt by the Employee of written notice thereof from the Board specifying with reasonable particularity such alleged violation; (iii) the commission by the Employee of an act of fraud or theft against the Company or any of its subsidiaries, or the Employee's willful misfeasance or willful malfeasance in the performance of his duties to the Company; or (iv) the conviction of the Employee of (or the plea by the Employee of nolo contendere to) any felony.

         (b) TERMINATION UPON DEATH OR DISABILITY OF EMPLOYEE. This Agreement shall terminate upon the disability (resulting from the Employee's inability, due to physical or mental illness, to perform his duties hereunder on a full-time basis for three consecutive months or an aggregate of 90 days) or death of the Employee, in which event the Employee or his estate, legal representatives or designee shall be entitled to receive, in full satisfaction of all obligations due to the Employee by the Company hereunder, an amount equal to one month's Salary.

         (c) TERMINATION BY THE COMPANY WITHOUT CAUSE. In the event the Company terminates this Agreement without Cause, the Employee shall be entitled to the following benefits:

              (i) The Company shall continue to pay the Employee the Employee's Salary for the remaining period of the Term; and

              (ii) The Company shall maintain in effect for the Employee for the remaining period of the Term, at its sole expense and on terms of participation substantially the same as those in effect prior to such termination, all group insurance and all other employee benefit plans, programs or arrangements, in which the Employee was participating immediately prior to such termination except for any revenue sharing programs based on corporate performance.

         (d) TERMINATION BY THE EMPLOYEE FOR CAUSE. The Employee may terminate his employment hereunder for cause. Only the following shall constitute "cause" for such termination: (i) failure of the Company to continue the Employee in his then current position during the term of this Agreement; (ii) a material change by the Company in the nature or scope of the Employee's responsibilities, title, authorities, powers, functions or duties from the responsibilities, title, authorities, powers, functions or duties normally exercised by an executive in the then current position in the Company, or
(iii) a material breach by the Company of Section 3 hereof or of any other provision of this Agreement; which failure, change or breach continues for more than fifteen (15) days following written notice given by the Employee to the Company, such written notice to set forth in reasonable detail the nature of such failure, change or breach. In such event the Company shall continue to provide compensation and benefits in accordance with Sections 9(c)(i) and
(ii).

     10. INDEMNIFICATION. To the fullest extent permitted by law and in addition to any other rights permitted or granted under the Company's articles of incorporation, by-laws, or any agreement or policy of insurance, or by law, the Company shall indemnify the Employee if the Employee is made a party, or threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Employee is or was an employee, officer or director of the Company or any subsidiary of the Company, in which capacity the Employee is or was serving at the Company's request, against any and all costs, losses, damages, judgments, liabilities and expenses (including reasonable attorneys' fees) which may be suffered or incurred by him in connection with any such action, suit or proceeding provided, however that, there shall be no indemnification in relation to matters as to which the Employee is adjudged to have been guilty of fraud, bad faith or gross negligence or as a result of the Employee's material breach of this Agreement.

     11. IDEAS AND INVENTIONS. Employee agrees to, and does hereby, assign to the Company all of Employee's right, title and interest in and to any and all ideas, concepts, know-how, techniques, processes, inventions, discoveries, developments, works of authorship, innovations and improvements ("Inventions") conceived or made by Employee, prior to or during the term of this Agreement, whether alone or with others, whether patentable or not, that relate to or are connected with the Business.

     12. ENTIRE AGREEMENT AND WAIVER. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings. There are no oral promises, conditions, representations, understandings, interpretation or terms of any kind or condition or inducements to the execution hereof or in effect among the parties. No custom or trade usage, nor course of conduct among the parties, shall be relied upon to vary the terms hereof. This Agreement may not be amended, and no provision hereof shall be relied upon to vary the terms hereof. This Agreement may not be amended, and no provision hereof shall be waived, except by writing signed by all the parties to this Agreement, which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

     13. SEVERALITY. Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

     14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

     15. HEADINGS. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

     16. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates or to which the Company sells all or substantially all of its assets, and upon the Employee and his executors, administrators, heirs and legal representatives. This Agreement may not be assigned by the Employee.

     17. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to the conflict of laws principles thereof.

     18. NOTICES. All notices hereunder shall be in writing and shall be sent to the parties at the following addresses:

          If to Company:

          Brimfield Precision, Inc.
          c/o Image Guided Technologies, Inc.
          5710-B Flatiron Parkway
          Boulder, CO 80301

          If to Employee:

          _____________________________
          _____________________________
          _____________________________

and shall be deemed received by the recipient when personally delivered or, if mailed, three (3) days after the date of deposit in the United States Mail, certified or registered, postage prepaid. Either party hereto may change its or his address for notices by notice to the other party as above provided.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:                               EMPLOYEE:

Brimfield Precision, Inc.


By:                                    /s/ William G. Lyons
   -----------------------------       ------------------------------------
                                       William G. Lyons

                                                                    EXHIBIT E


                       STOCKHOLDERS' COUNSEL'S OPINION

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all corporate power and authority necessary to enable it to own, lease and otherwise hold its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each state where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect upon the financial condition, results of operations, business, properties, assets or operations of the Company.

     2. The Agreement has been duly executed and delivered by the Stockholders and constitutes the valid and binding obligation of the Stockholders enforceable against the Stockholders in accordance with its terms, subject to limitations on enforceability under normal principles of equity and by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application affecting the rights of creditors generally.

     3. Neither the execution, delivery and performance by the Stockholders of the Agreement nor the consummation of the transactions contemplated thereby will (i) contravene or conflict with the Articles of Incorporation or Bylaws of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any law, rule or regulation, or any judgment, injunction, order or decree known to such counsel, that is currently in effect and binding upon or applicable to the Stockholders or the Company, or
(iii) to such counsel's knowledge, require any consent, approval or other action by any Person, or contravene or conflict with or constitute a violation of or a default under any material agreement, contract, indenture, lease or other instrument binding upon the Stockholders or the Company or its assets.

     4. The authorized capital stock of the Company consist of _________ shares of Common Stock, par value $___ per share. All issued and outstanding shares of the Company's Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive, first refusal or other subscription rights of any stockholder of the Company or any other person. Except as set forth on SCHEDULE 3.1 of the Disclosure Letter, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options, warrants, exchange rights, subscription rights, preemptive or other agreements, commitments or rights to purchase or otherwise acquire from the Company, or agreements, commitments or obligations of the Company to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

     5. To such counsel's knowledge, there is no action, suit, investigation or proceeding pending against or threatened against or affecting, the Company or any of its properties or assets before any court or arbitrator or any Governmental Entity. Except as set forth in Section 3.19 of the Disclosure Schedule, to such counsel's knowledge, the Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding or issued by any Governmental Entity.

                                   Very truly yours,

                                   /s/ illegible signature
                                   -----------------------------------
                                   Michael P. Angelini

MPA: cms






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

                                                                    EXHIBIT F


                            BUYER'S COUNSEL'S OPINION


     1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted.

     2. The Agreement has been duly authorized, executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to limitations on enforceability under normal principles of equity and by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application affecting the rights of creditors generally.

     3. Neither the execution, delivery and performance by Buyer of the Agreement nor the consummation of the transactions contemplated thereby will
(i) contravene or conflict with the Articles of Incorporation or By-laws of the Buyer, (ii) contravene or conflict with or constitute a violation of any provision of any law, rule or regulation, or any judgment, injunction, order or decree known to such counsel, that is currently in effect and binding upon or applicable to Buyer, or (iii) to such counsel's knowledge, require any consent, approval or other action by any Person, or contravene or conflict with or constitute a violation of or a default under any provision of any material agreement, contract, indenture, lease or other instrument binding upon Buyer.

     4. The shares of Buyer Common Stock issued and exchanged for the Shares have been duly authorized, and when issued and delivered in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

     This opinion is subject to the exception that prohibition against oral modification or modification by course of conduct may be unenforceable.

     In rendering this opinion, we have relied, as to matters of fact, on the representations and warranties contained in the Agreement, on Buyer's Closing Certificate and on statements of governmental officials and officers of Buyer.

                              Very truly yours,

                              IRELAND, STAPLETON, PRYOR & PASCO, P.C.



                              By: /s/ William E. Tanis
                                  ---------------------------
                                  Vice President






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